EXHIBIT 23.3

                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated July 20, 2005 on the financial statements of Incomm Holdings Corp. as of March 31, 2005 and for the period from inception (April 6, 2004) to March 31, 2005 included in the registration statement on Form SB-2 of Tradequest International, Inc. and the reference to our firm under the heading "Experts" in the prospectus.


Rodriguez, Trueba, & Co.
Doral, Florida
January 8, 2007